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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                       Commission File Number     33-51437
                                                              ------------------

                  Orchard Supply Hardware Corporation
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            (Exact name of registrant as specified in its charter)

      6450 Via Del Oro, San Jose, California  95119, Tel. (408) 281-3500
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         9-3/8% Senior Notes due 2002
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           (Title of each class of securities covered by this Form)

                                      N/A
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty file reports:

          Rule 12g-4(a)(1)(i)  [ ]           Rule 12h-3(b)(1)(i)  [ ]
          Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]           Rule 12h-3(b)(2)(ii) [ ]
                                             Rule 15d-6           [X]

     Approximate number of holders of record as of the certification or notice
date:              44
       ----------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Orchard Supply Hardware Corporation caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 17, 1996                 By:
       ----------------                    -------------------------------------
                                           Stephen M. Hilberg
                                           Chief Financial Officer & Vice
                                           President-Finance

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.




SEC 2069(8-93)